Exhibit 10.1

KEYSIGHT TECHNOLOGIES, INC.
2014 Equity and Incentive Compensation Plan
Global Stabilization Performance Award Agreement

Section 1.Grant of Stock Award. This Global Stabilization Performance Award Agreement, including any additional terms for your country in Appendix A attached hereto (collectively this "Award Agreement"), dated as of the Grant Date indicated in your account maintained by Fidelity Stock Plan Services, LLC or such other company that may provide administrative services in connection with the Plan in the future (the "External Administrator"), is entered into between Keysight Technologies, Inc. (the "Company"), and you as an individual (the "Awardee") who has been granted a Global Stabilization Performance Award consisting of Restricted Stock Units (this "Stock Award") pursuant to the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan (the "Plan"). This Stock Award represents the right to receive the number of shares of the Company's $0.01 par value voting common stock ("Shares") indicated in Awardee's External Administrator account subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan. Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.
Section 2.Performance Period and Vesting Period. This Stock Award shall vest upon the achievement of performance goals based on the Performance Criteria (as set forth in Appendix B (the "Performance Goals")) over the performance period set forth in Appendix B (the "Performance Period"), provided Awardee continues in Service through the vesting period set forth in Appendix B (the "Vesting Period") and up until the Payment Date (defined below).
Section 3.Performance Goals; Settlement. This Stock Award shall not vest and no Shares will be issued to Awardee until the Committee (consisting of at least two outside directors of the Company has certified in writing that the Performance Goals have been achieved or exceeded. On the basis of the certified level of attainment of the Performance Goals, the number of Shares subject to the Stock Award that are eligible to vest shall be calculated; such amount may be 0% or 100% of the Target Award set forth in Appendix B. The portion of the Stock Award that is eligible to vest shall vest and be settled as soon as reasonably practicable following the date that the Committee certifies the level of attainment and in any event within ninety (90) days following the end of the Performance Period (the "Payment Date").
Section 4.Nontransferability of Stock Award. This Stock Award shall not be transferable by Awardee otherwise than by will or by the laws of descent and distribution. The terms of this Stock Award shall be binding on the executors, administrators, heirs and successors of Awardee.
Section 5.Termination of Service; Change of Control.
(a)    General. An Awardee who, whether voluntarily or involuntarily, terminates Service from the Company (including its Affiliates) or otherwise ceases to be employed in a participating position at any time prior to the Payment Date, shall not be eligible to receive a payout under the Stock Award. Except as the Committee may otherwise determine, termination of Awardee's Service (regardless of the reason for such termination and whether or not later found invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee's employment agreement, if any) shall occur on the date (the "Termination Date") such Awardee ceases to actively perform services for the Company or any Affiliate without regard to any notice period (e.g., Awardee's period of Service would not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where Awardee is employed, including, but not limited to statutory law, regulatory law and/or common law, or the terms of Awardee's employment agreement, if any). The Administrator or its designee shall have the exclusive discretion to determine Awardee's Termination Date in accordance with this Section 5(a). This Section 5(a) shall override any current or future plan, agreement or arrangement that waives the requirement that Awardee be employed in a participating position through the Payment Date in order to be eligible to receive a payout under the Stock Award, including, without limitation, the Company’s Officer and Executive Severance Plan or a Workforce Management Program of the Company or a Subsidiary or Affiliate thereof.
(b)    Change of Control. In the event of a Change of Control, an Awardee shall, following the end of the Performance Period (or such earlier termination date as may be established for the Performance Period in connection with the Change of Control), be entitled to receive an amount that is equal to the greater of the Target Award or the accrued amount of the payout (i.e., the amount accrued as the expected liability for this Stock Award by the Company's corporate finance department); except that if such Change of Control occurs during the first 12 months of the Vesting Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined herein times (b) a fraction, the numerator of which is the number of days from the beginning of the Vesting Period to the date of such Change of Control, and the denominator of which is the number of days in the 12-month period. In the event that this Section 5(b) is applicable, the date of payout under this Section 5(b) shall constitute the Payment Date for purposes of this Award Agreement.
Section 6.Restrictions on Issuance of Shares of Common Stock. The Company shall not be obligated to issue any Shares pursuant to this Stock Award unless the Shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and as applicable, local laws. Further, notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Shares pursuant to this Stock Award if such issuance violates or is not in compliance with any Applicable Laws.
Section 7.Responsibility for Taxes. Awardee acknowledges that, regardless of any action taken by the Company or, if different, the entity to which Awardee is providing Service (the "Employer") the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Awardee's participation in the Plan and legally applicable to Awardee ("Tax-Related Items"), is and remains Awardee's responsibility and may exceed any amount withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including, but not limited to, the grant, vesting or settlement of the Stock Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate Awardee's liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by Awardee from Awardee's wages or other cash compensation paid to Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole discretion (1) sell or arrange for the sale of Shares that Awardee acquires to meet the withholding obligation for Tax-Related Items (on Awardee's behalf pursuant to this authorization), and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Notwithstanding the foregoing, if Awardee is an officer of the Company within the meaning of the Exchange Act, then the Company will withhold in Shares unless the use of such withholding method is not practicable under applicable tax or securities laws or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (1) and (2) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Awardee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Awardee is deemed to have been issued the full number of Shares subject to the vested Stock Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Awardee agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Awardee fails to comply with Awardee's obligations in connection with the Tax-Related Items.
Section 8.Adjustment. The number of Shares subject to this Stock Award and the price per Share, if any, of such Shares may be adjusted by the Company from time to time pursuant to the Plan.
Section 9.Nature of Award. In accepting the grant of this Stock Award, Awardee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards, or benefits in lieu of Stock Awards, even if Stock Awards have been granted in the past;
(c)all decisions with respect to future Stock Award or other grants, if any, will be at the sole discretion of the Company;
(d)the Stock Award grant and Awardee's participation in the Plan shall not create a right to provide Service or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate Awardee's Service;
(e)Awardee is voluntarily participating in the Plan;
(f)the Stock Award and the Shares subject to the Stock Award are not intended to replace any pension rights or compensation;
(g)the Stock Award and the Shares subject to the Stock Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, profit-sharing payments, pension, retirement or welfare benefits or similar payments;

(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, the Company makes no representation regarding such future value and neither the Company, the Employer nor any Subsidiary or Affiliate is responsible for any decrease in value or any foreign exchange fluctuations between Awardee's local currency and the United States Dollar that may affect such value;
(i)this Award Agreement is between Awardee and the Company, and that the Employer (if different) is not a party to this Award Agreement;
(j)in consideration of the grant of the Stock Award to which Awardee is otherwise not entitled, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Award resulting from the termination of Awardee's Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee's employment agreement, if any);
(k)Applicable Laws (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) of the country in which Awardee is residing or working at the time of grant or vesting of the Stock Award or the sale of Shares may subject Awardee to additional procedural or regulatory requirements that Awardee solely is responsible for and must independently fulfill in relation to ownership or sale of such Shares; and
(l)the ownership of Shares or assets and/or the holding of a bank or brokerage account may subject Awardee to reporting requirements imposed by tax, banking, and/or other authorities in Awardee's country, that Awardee solely is responsible for complying with such requirements, and that any cross-border cash remittance made to transfer of proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Awardee to provide to such entity certain information regarding the transaction.
Section 10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee's participation in the Plan, or Awardee's acquisition or sale of the underlying Shares. Awardee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Section 11.Data Privacy. Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Awardee's personal data as described in this Award Agreement and any other Stock Award grant materials ("Data") by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Awardee's participation in the Plan.
Awardee understands that the Company and the Employer may hold certain personal information about Awardee, including, but not limited to, Awardee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Awardee's favor, for the exclusive purpose of implementing, administering and managing the Plan.
Awardee understands that Data will be transferred to the External Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.

Awardee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Awardee's country. Awardee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Awardee authorizes the Company, the External Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee's participation in the Plan. Awardee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Awardee understands that he or she is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke his or her consent, his or her Service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Awardee's consent is that the Company would not be able to grant Awardee the Stock Award or other equity awards or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing his or her consent may affect Awardee's ability to participate in the Plan. For more information on the consequences of Awardee's refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her local human resources representative.
Section 12.No Rights Until Issuance. Awardee shall have no rights hereunder as a shareholder with respect to any Shares subject to this Stock Award until the date that Shares are issued to Awardee. The Administrator in its sole discretion may substitute a cash payment in lieu of Shares, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Award Agreement.
Section 13.Administrative Procedures. Awardee agrees to follow the administrative procedures that may be established by the Company and/or its designated broker for participation in the Plan which may include a requirement that the Shares issued upon vesting be held by the Company's designated broker until Awardee disposes of such Shares. Awardee agrees to update the Company with respect to Awardee's home address, contact information and any information necessary for the Company or one of its Affiliates to process any required tax withholding or reporting related to this Stock Award.
Section 14.Governing Law and Venue. This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws, as provided in the Plan. Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.
Section 15.Amendment. This Stock Award may be amended as provided in the Plan.

Section 16.Language. If Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 17.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 18.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 19.Appendix A. Notwithstanding any provisions in this Award Agreement, the Stock Award grant shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for Awardee's country. Moreover, if Awardee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.
Section 20.Imposition of Other Requirements.     The Company reserves the right to impose other requirements on Awardee's participation in the Plan, on the Stock Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 21.Non-U.S. Insider Trading Restrictions/Market Abuse Laws. Awardee acknowledges that, depending on his or her country of residence, Awardee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Stock Awards) under the Plan during such times as Awardee is considered to have "inside information" regarding the Company (as defined by any applicable laws in Awardee's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Awardee is responsible for ensuring compliance with any applicable restrictions and is encouraged to consult his or her personal legal advisor on this matter.
Section 22.Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee or any other Awardee.
Section 23.Section 409A of the Code. This Stock Award, which is intended to be exempt from Section 409A of the Code under the "short-term deferral" exception, shall be administered, interpreted, and construed in a manner that does not result in the imposition on Awardee of any additional tax, penalty, or interest under Section 409A of the Code. The preceding provision, however, shall not be construed as a guarantee of any particular tax effect and the Company shall not be liable to Awardee if any payment made under this Stock Award is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under any Award as an amount includible in gross income under Section 409A of the Code.
Section 24.Recoupment. This Stock Award is subject to the terms of the Keysight Technologies Executive Compensation Recoupment Policy in the form approved by the Administrator as of the Grant Date (the "Policy"), if and to the extent that the Policy by its terms applies to the Stock Award and Awardee; and the terms of the Policy as of the Grant Date are incorporated by reference herein and made a part hereof.
Section 25.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the Appendices attached hereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to Awardee's interest except by means of a writing signed by the Company and Awardee, unless such modification is deemed necessary by the Administrator in order to comply with Applicable Laws.
Section 26.Acceptance and Rejection. The method for acceptance of this Award will vary in accordance with local law. Depending upon the country in which Awardee works, he or she will either have to use the electronic process set forth on the External Administrator's website and/or sign a hard-copy of the Award Agreement and then return it to the Keysight Shareholder Records Department. Further, by accepting the grant of this Stock Award, the Awardee agrees that this Stock Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including its Appendices), and Awardee acknowledges that he or she agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and Award Agreement.

KEYSIGHT TECHNOLOGIES, INC.

By:	/s/ Satish Dhanasekaran
Satish Dhanasekaran
President and Chief Executive Officer

By:	/s/ Jefferey K. Li
Jeffrey K. Li
Senior Vice President and General Counsel

APPENDIX A
KEYSIGHT TECHNOLOGIES, INC.
2014 Equity and Incentive Compensation Plan
Global Performance Award

COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix A that are not defined herein have the meanings defined in the Plan or the Award Agreement (the "Award Agreement").  This Appendix A constitutes part of the Award Agreement.

This Appendix A includes additional or different terms and conditions that govern the Stock Award if Awardee works or resides in one of the countries listed below.  In the event of any conflict or inconsistency between the terms of this Appendix A and the Award Agreement, the terms of this Appendix A shall govern.

Awardee understands that if Awardee is a citizen or resident of a country other than the one in which he or she is currently working, transfers Service and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Awardee.

CHINA

These provisions apply only to Awardees who are People’s Republic of China (“PRC”) nationals, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”).

Vesting Period. This provision supplements Sections 2 and 3 of the Award Agreement:

Notwithstanding anything to the contrary in the Award Agreement, the Stock Award shall not vest and no Shares shall be issued to Awardee unless and until all necessary exchange control or other approvals with respect to the Stock Award under the Plan have been obtained from SAFE. In the event that approval from SAFE ("SAFE Approval") has not been obtained prior to the Payment Date, the Stock Award will not vest until such SAFE Approval is obtained (the "Actual Vesting Date"). If Awardee's Termination Date occurs prior to the Actual Vesting Date, Awardee shall not be entitled to vest in any portion of the Stock Award and the Stock Award shall be forfeited without any liability to the Company or its Subsidiaries or Affiliates.

Exchange Control Restrictions. Awardee understands and agrees that he or she will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan or from any cash dividends paid on such Shares. Awardee further understands that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company or an Affiliate or Subsidiary, and Awardee hereby consents and agrees that the proceeds may be transferred to such account by the Company (or its designated broker) on Awardee's behalf prior to being delivered to Awardee. Awardee also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the External Administrator) to effectuate such transfers.

The proceeds may be paid to Awardee in U.S. Dollars or local currency at the Company's discretion. If the proceeds are paid to Awardee in U.S. Dollars, Awardee understands that he or she will be required to set up a U.S. Dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to Awardee in local currency, (1) Awardee acknowledges that the Company is under no obligation to secure any particular currency conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (2) Awardee agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are converted to local currency and distributed to Awardee. Awardee agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Termination of Service. Notwithstanding anything to the contrary in the Plan or the Award Agreement, due to PRC exchange control restrictions, Awardee agrees that, to the extent that Awardee holds any Shares on the date that is ninety (90) calendar days after Awardee's Termination Date (or such other period as may be required by SAFE), Awardee authorizes the Company's designated broker to sell such Shares on Awardee's behalf at that time or as soon as is administratively practical thereafter. Awardee further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the Shares (on Awardee's behalf pursuant to this authorization), and Awardee expressly authorizes such broker to complete the sale of such Shares. Awardee acknowledges that the Company's designated broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to Awardee in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied.

FRANCE

French-Qualified Stock Award. This Stock Award is intended to qualify for specific tax and social security treatment in France under Section L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended (a "French-qualified" Stock Award). Certain events may affect the status of the Stock Award as French-qualified and the Stock Award may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the Stock Award. If the Stock Award no longer qualifies as a French-qualified Stock Award, the specific tax and social security treatment will not apply, and Awardee will be required to pay his or her portion of social security contributions resulting from the Stock Award (as well as any income tax that is due).

Plan and Sub-Plan Terms. The Stock Award is subject to the terms and conditions of the Plan and the Rules of the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan for Restricted Stock Units Granted to Employees in France (the "French RSU Sub-plan"). To the extent that any term is defined in both the Plan and the French RSU Sub-plan, for purposes of this grant of a French-qualified Stock Award, the definitions in the French RSU Sub-plan shall prevail.

Vesting Period. Notwithstanding anything to the contrary in the Plan or the Award Agreement, the Stock Award shall not vest and Shares shall not be issued to Awardee prior to the second anniversary of the Grant Date referenced in Section 1 of the Award Agreement. Should the Payment Date under Section 3 of the Award Agreement occur prior to the second anniversary of the Grant Date, the Payment Date for this French-qualified Stock Award shall be on the second anniversary of the Grant Date and the Stock Award shall not vest prior to such date.

Settlement in Shares. Notwithstanding any discretion in the Plan or the Award Agreement to settle the Stock Award in cash, the French-qualified Stock Award will be settled in Shares only. The Stock Award does not provide any right for Awardee to receive a cash payment.

Restrictions on Sale of Shares of Common Stock. Awardee may not sell or transfer the Shares issued pursuant to the Stock Award prior to the second anniversary of the Payment Date or such other period as is required to comply with the minimum mandatory holding period applicable to Shares underlying French-qualified awards under Section L. 225-197-1 of the French Commercial Code, the French Tax Code or the French Social Security Code, as amended. Notwithstanding the above, Awardee's heirs, in case of Awardee's death, or Awardee in case of Awardee's Disability (as defined under the French RSU Sub-plan), are not subject to this restriction on the sale of Shares.

If Awardee qualifies as a managing director of the Company under French law ("mandataires sociaux" i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), Awardee is required to hold 20% of the Shares issued upon the Payment Date in a nominative account under procedures implemented by the Company and is not permitted to sell or transfer the Shares until he or she ceases to serve as a managing director, as long as this restriction is a requirement under French law and unless law or regulations provide for a lower percentage (in which case these requirements apply to the lower percentage of Shares required to be held).

Any Shares acquired upon vesting of the Stock Award may not be sold during certain Closed Periods as provided for and defined by Section L. 225-197-1 of the French Commercial Code, as amended, and by the French RSU Sub-Plan, for so long as and to the extent that the Closed Periods are applicable to Shares underlying French-qualified Stock Awards granted by the Company. Under current law, such Closed Periods include: (1) ten (10) trading days preceding and three (3) trading days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; and (2) the period as from the date that information has been disclosed to the Company's corporate management (such as the Board) which could, if disclosed to the public, significantly impact the trading price of the Shares, until ten (10) trading days after the date such information is publicly disclosed.

Consent to Receive Information in English. By accepting the Stock Award, Awardee confirms having read and understood the documents related to the Stock Award (the Plan and the Award Agreement) which were provided in the English language. Awardee accepts the terms of these documents accordingly.

Consentement Relatif à l'Utilisation de l’Anglais. En acceptant l'Attribution (« Stock Award »), le Bénéficiaire confirme avoir lu et compris les documents relatifs à l’Attribution (le Plan (« Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan ») et le Contrat d'Attribution) qui ont été remis en anglais. Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.

GERMANY

There are currently no country-specific provisions.

JAPAN

There are currently no country-specific provisions.

MALAYSIA
Data Privacy. This provision replaces Section 11 of the Award Agreement in its entirety.

Awardee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement, including any country-specific Appendix attached hereto, and any other Plan participation materials by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates or any third parties authorized by the same for the exclusive purpose of implementing, administering and managing Awardee's participation in the Plan.

Awardee may have previously provided the Company and the Employer with, and the Company and the Employer may hold certain personal information about Awardee, including, but not limited to, Awardee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in Awardee's favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.
Penerima Anugerah dengan ini secara eksplicit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini, termasuklah apa-apa Lampiran khusus bagi negara yang dilampirkan di sini, dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan Anak Syarikatnya dan Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk tujuan ekslusif untuk pelaksanaan, pentadbiran dan pengurusan penyertaan Penerima Anugerah dalam Pelan tersebut. Sebelum ini, Penerima Anugerah mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Penerima Anugerah, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua Anugerah Saham atau apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Penerima Anugerah (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.Penerima Anugerah memahami bahawa Data akan dipindahkan kepada Pentadbir Luar atau pembekal perkhidmatan pelan saham lain yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam melaksanakan, mentadbir dan menguruskan Pelan tersebut, dan Data mungkin boleh dipindahkan kepada pihak ketiga lain yang tertentu yang membantu Syarikat dengan pelaksanaan, pentadbiran, dan pengurusan Pelan, termasuklah apa-apa pemindahan yang diperlukan untuk Data yang diwajibkan kepada broker atau pihak ketiga dengan sesiapa yang Penerima Anugerah pilih untuk mendepositkan Saham yang diperolehi melalui penyertaan Penerima Anugerah dalam Pelan. Penerima Anugerah mengakui bahawa penerima-penerima ini mungkin berada di Amerika Syarikat atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima Anugerah.

Awardee understands that Data will be transferred to the External Administrator or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and that Data may be transferred to certain other third parties assisting the Company with the implementation, administration and management of the Plan, including any requisite transfer of such Data as may be required to a broker or third party with whom Awardee may elect to deposit any Shares acquired pursuant to Awardee's participation in the Plan. Awardee understands that these recipients may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Awardee's country. Awardee understands that Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting Awardee's local human resources representative. Awardee authorizes the Company, the External Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Awardee's participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee's participation in the Plan. Awardee understands that Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke his or her consent, Awardee's employment status or Service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Awardee's consent is that the Company would not be able to grant Awardee Stock Awards or other equity awards or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing his or her consent may affect Awardee's ability to participate in the Plan. For more information on the consequences of Awardee's refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact his or her local human resources representative.
Penerima Anugerah memahami bahawa Penerima Anugerah boleh meminta senarai dengan nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Penerima Anugerah memberi kuasa kepada Syarikat, Pentadbir Luar dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah memahami bahawa Penerumna Anugerah boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Selanjutnya, Penerima Anugerah memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Penerima Anugerah tidak bersetuju, atau jika Penerima Anugerah kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan Anugerah-anugerah Saham atau anugerah ekuiti lain kepada Penerima Anugerah atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Penerima Anugerah memahami bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan Penerima Anugerah untuk memberikan keizinan atau penarikan balik keizinan, Penerima Anugerah memahami bahawa Penerima Anugerah boleh menghubungi wakil sumber manusia tempatannya.

SINGAPORE

Securities Law Acknowledgment. Awardee understands that the Stock Award is granted pursuant to the "Qualifying Person" exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) ("SFA") and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Awardee acknowledges that the Stock Award is subject to section 257 of the SFA and Awardee will not be able to make (1) any subsequent sale of the Shares in Singapore or (2) any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement. If Awardee is a director, associate director or shadow director of a Singaporean Affiliate or Subsidiary, Awardee acknowledges that he or she is subject to certain notification requirements under the Singapore Companies Act. In particular, Awardee must notify the Singaporean Affiliate or Subsidiary in writing of an interest (e.g., Stock Award, Shares, etc.) in the Company or any related companies within two (2) business days of (a) its acquisition or disposal, (b) any change in a previously disclosed interest (e.g., when the Shares are sold), or (c) becoming a director (if such an interest exists at the time).

UNITED STATES

There are currently no country-specific provisions.

APPENDIX B

[Performance Goal/Criteria details to be inserted]